Exhibit 99.1

NEWS RELEASE

Siebel Systems License Revenues Up 13% - Net Income Up 5x - for the First Quarter Ended March 31, 2004

SAN MATEO, Calif.-April 2, 2004-Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of business applications software, today announced preliminary financial results for the first quarter ended March 31, 2004.

The company expects its license revenues to be approximately $127 million for the first quarter of 2004, which exceeds the range of previous management guidance and represents a 13% increase over the first quarter of 2003. The company expects its total revenues to be approximately $329 million for the quarter, which is near the high end of previous management guidance.

Net income for the first quarter of 2004 is expected to be in the range of $27 million to $30 million, versus $4.6 million in the first quarter of 2003, or an increase of approximately 500%. Earnings per share for the first quarter of 2004 are expected to be between $0.05 to $0.06 per share, versus $0.01 per share in the first quarter of 2003.

The company generated approximately $100 million in cash during the quarter, resulting in cash, cash equivalents, and short-term investments of approximately $2.12 billion as of March 31, 2004.

Previous management guidance provided on January 21, 2004 for the first quarter of 2004 had been for total revenues to be in the range of $315 million to $335 million, including license revenues in the range of $110 million to $125 million. Earnings per share guidance had been $0.04 to $0.05 per share.

Siebel Systems will host a conference call today, Friday April 2, 2004, at 2pm PST. The following is the relevant access information:

Live Call:

Webcast: www.siebel.com/investor
Dial-in Number: 706-679-7563

Replay:

Dial-in Number: 402-977-9140
Passcode: 21190629
Webcast: www.siebel.com/investor

Siebel Systems will announce final results for the first quarter of 2004 on April 15, 2004, and will provide the time and access information for a related conference call as that date approaches.

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Contact:

Terry Lee
Siebel Systems Investor Relations Department
650.295.5656
investor.relations@siebel.com

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

This press release contains forward-looking statements that involve risks and uncertainties. The final results for the first quarter of 2004 of Siebel Systems, Inc. may differ from the management guidance discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly and annual financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with financial, economic, political and other uncertainties, the Business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.SEC.gov. Siebel Systems assumes no obligation to update the information in this press release.